CLARK, WILSON
BC's Law Firm for Business

Our File No. 26940-1/ D/BIP/582838.1

May 10, 2004

True Religion Apparel, Inc.
201 East Arena Street
El Segundo, CA 90245
United States

Dear Ladies and Gentlemen:

Re: Opinion of Counsel Respecting Registered Common Shares of True Religion Apparel, Inc. (the "Company")

You have asked us to discuss whether or not the proposed sale of certain common shares of the Company by the shareholders listed on Schedule A attached hereto (the "Shareholders") could be made in compliance with the Securities Act of 1933, as amended (the "1933 Act"). You have informed us that of the 3,400,000 common shares that may be sold by the Shareholders (the "Shares"), 2,500,000 have already been issued as restricted securities within the meaning of Rule 144(a)(1) promulgated under the 1933 Act, and the balance of 900,000 common shares that may be issued upon the exercise of the 900,000 share purchase warrants held by certain of the selling shareholders, will, if issued, be issued as restricted securities. The Shares have been qualified for resale pursuant to the Registration Statement (defined below).

For purposes of rendering this opinion:

    we have assumed that the Registration Statement on Form SB-2/A, filed with the United States Securities and Exchange Commission (the "SEC") on May 10, 2004 (the "Registration Statement"), qualifying the resale of the Shares is effective and the SEC has not issued any stop order or other suspension of the effectiveness of the Registration Statement;

    we have assumed that no person or entity has engaged in fraud or misrepresentations regarding the inducement relating to, or the execution or delivery of, the documents reviewed; and

    we have examined such corporate documents and records and have made such legal and factual examinations and inquiries and have relied upon such certificates, statements or representations of the Company, as well as corporate or other records of the Company and opinions or documents of others as we deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures on originals and certified or otherwise identified documents and/or the conformity to originals or certified or otherwise identified documents or all copies submitted to us as conformed or as accurate copies.

In the event that any of the facts are different from those which have been furnished to us and upon which we have relied, the opinions as set forth below may be inaccurate and cannot be relied upon.

Shareholders may freely transfer their Shares under the Registration Statement provided that they only sell the Shares pursuant to the Registration Statement during the effective period of the Registration Statement and they deliver a copy of a prospectus included with the Registration Statement, together with any updates provided by the Company, to each transferee of the Shares prior to or concurrent with any offer to sell the Shares.

If you have any questions, please do not hesitate to contact this office.

Yours truly,

"Clark, Wilson"

Att.
BIP/jsl

Schedule A: List of Selling Shareholders

Name of Selling Security Holder	Common Shares owned by the Selling Security Holder	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants	Total Shares Registered
EH & P Investments AG	1,200,000	N/A	1,200,000
Hilton Getz	400,000	N/A	400,000
Tonga Finance and Trading AG	450,000	450,000	900,000
Romofin AG	450,000	450,000	900,000
TOTAL	2,500,000	900,000	3,400,000